Exhibit 10.2

FOURTH AMENDMENT TO LEASE

This FOURTH AMENDMENT TO LEASE (“Amendment”) is made and entered into as of the 26th day of June 2013 (the “Effective Date”), by and between KNICKERBOCKER PROPERTIES, INC. XXXIII, a Delaware corporation (“Landlord”), and MEDIVATION, INC., a Delaware corporation (“Tenant”).

RECITALS:

A. Landlord and Tenant entered into that certain Office Lease dated as of December 28, 2011 (the “Original Lease”), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord those certain premises (the “Original Premises”) consisting of the entire rentable area (which the parties hereto stipulate contains 57,172 rentable square feet) on the thirty-fifth (35th) and thirty-sixth (36th) floors of that certain building located as 525 Market Street, San Francisco, California (the “Building”).

B. Landlord and Tenant entered into that certain (i) First Amendment to Lease dated as of December 28, 2011 (“First Amendment”), pursuant to which certain technical modifications were made to the Original Lease, (ii) that certain Second Amendment to Lease dated as of July 6, 2012 (“Second Amendment”), pursuant to which certain dates and terms set forth in the Original Lease were confirmed and ratified, and (iii) that certain Third Amendment to Lease dated as of September 27, 2012 (“Third Amendment”), pursuant to which the Original Premises was expanded by the entire rentable area of the thirty-eighth (38th) floor of the Building (the “2012 Expansion Premises,” and which, along with the Original Premises, is referred to as the “Current Premises”). The Original Lease, as modified by the First Amendment, the Second Amendment, and the Third Amendment is referred to herein in the “Lease.”

C. Landlord and Tenant hereby stipulate that the Current Premises contains 85,698 rentable square feet.

D. The parties desire to further amend the Lease to (i) expand the Current Premises to include those certain premises depicted on Exhibit “A” attached hereto (which the parties hereto stipulate contains 12,724 rentable square feet) on the thirty-seventh (37th) floor of the Building (the “2013 Expansion Space”), and (ii) otherwise modify the Lease, all upon the terms and conditions hereinafter set forth.

E. The 2013 Expansion Space is currently occupied by Spencer Stuart (the “Existing Tenant”) pursuant to a lease (the “Existing Tenant Lease”) scheduled to expire as of August 31, 2013.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized Terms. All capitalized terms used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this Amendment.

2. Tenant’s Lease of 2013 Expansion Space.

(a) From and after the Expansion Space Commencement Date (as defined in Section 3 below), the Current Premises shall be expanded to include the 2013 Expansion Space for the Expansion Space Term (as defined in Section 3 below), and shall be leased by Tenant on the same terms and conditions set forth in the Lease, subject to the modifications set forth in this Amendment. From and after the Expansion Space Commencement Date, the term “Premises” as used in the Lease shall mean the Current Premises and the 2013 Expansion Space.

(b) From and after the Expansion Space Commencement Date, and for all purposes of the Lease (as amended by this Amendment), the definition of the term “Rentable Area of the Premises” set forth in Article 1(g) of the Original Lease is hereby deleted and the following text is substituted in lieu thereof: “98,422 rentable square feet.”

(c) The option to extend the Term set forth in Exhibit “H” of the Original Lease (the “Option”) shall, by virtue of this Amendment, apply to (i) the Current Premises (i.e., the 35th floor, the 36th floor, and the 38th floor) (“Option A”); or (ii) the Original Premises and the 2013 Expansion Space (i.e., the 35th floor, the 36th floor, and the portion of the 37th floor leased hereby) (“Option B”); or (iii) the Current Premises and the 2013 Expansion Space (i.e., the 35th floor, 36th floor, the portion of the 37th floor leased hereby, and the 38th floor) (“Option C”); or (iv) the 35th floor and the 36th floor (“Option D”). If Tenant exercises the Option in accordance with the terms of such Exhibit “H,” Tenant’s Interest Notice delivered in accordance with such Exhibit “H” shall expressly and irrevocably elect to apply the Option to Option A, Option B, Option C or Option D (the “Option Space Election”). If Tenant fails to expressly include the Option Space Election in the Interest Notice, Tenant shall be irrevocably deemed to apply the Option to the entire Premises (i.e., the 35th floor, 36th floor, the portion of the 37th floor leased hereby, and the 38th floor) and not to any lesser part thereof. All other terms and provisions of such Exhibit “H” shall continue in full force and effect.

(d) Tenant’s acceptance of possession of the 2013 Expansion Space (whether before or after the Expansion Space Commencement Date) shall constitute Tenant’s acknowledgment that the 2013 Expansion Space is in good order and satisfactory condition. For purposes of determining whether Tenant has accepted possession of the 2013 Expansion Space, Tenant shall be deemed to have done so when Tenant first moves any of its personnel and/or furnishings and/or equipment into the 2013 Expansion Space, except to the extent that Tenant is explicitly authorized in the Lease or by Landlord’s agreement in writing to do any of the foregoing without being deemed to have accepted possession of the 2013 Expansion Space.

3. Expansion Space Commencement Date, Expansion Space Expiration Date and Expansion Space Term. The term of Tenant’s lease of the 2013 Expansion Space shall (i) commence on the date which is One Hundred-Twenty (120) calendar days following the date Landlord delivers the 2013 Expansion Premises to Tenant in the condition required by this Amendment free of any the Existing Tenant’s occupancy, which period shall be extended on a day-for-day basis for Landlord Delays (as such term is defined in the Workletter Agreement attached hereto as Exhibit “B” and made a part hereof) (the “Expansion Space Commencement Date”), and (ii) expire on the Expiration Date set forth in Lease Article 1(j) and as confirmed pursuant to the Second Amendment (the “Expansion Space Expiration Date”). The One

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Hundred-Twenty (120) day period, as extended for Landlord Delays, is referred to herein as the “Design and Construction Period.” The period of time commencing on the Expansion Space Commencement Date and expiring on the Expansion Space Expiration Date shall be referred to herein as the “Expansion Space Term.” Landlord shall deliver the 2013 Expansion Space to Tenant upon the last to occur of the following: (i) the full execution and delivery of this Amendment by Landlord, (ii) Tenant’s delivering the Letter of Credit (as defined in Section 7(a) below) and the first full Monthly Base Rent and the Monthly Base Rent for any Partial Month applicable to the 2013 Expansion Space for the Expansion Space Term, and (iii) the date the Existing Tenant Lease has expired or terminated and the Existing Tenant has vacated the 2013 Expansion Space (the date on which the last to occur of such items (i), (ii), and (iii) is referred to herein as the “Expansion Space Delivery Date”). Landlord anticipates being able to deliver the 2013 Expansion Space to Tenant, subject to the terms hereof, on or about September 1, 2013. In the event the Expansion Space Commencement Date is not the first day of a calendar month (such month in which the Expansion Space Commencement Date occurs being referred to herein as the “Partial Month”) the Monthly Base Rent for the 2013 Expansion Space for such Partial Month shall be prorated as provided in the Lease. Once the Expansion Space Commencement Date has been determined, Landlord and Tenant shall execute a written confirmation stating the actual Expansion Space Commencement Date, but failure of the parties to execute such a writing shall have no impact on the Expansion Space Commencement Date.

4. Base Rent.

(a) The Base Rent payable by Tenant for the 2013 Expansion Space shall be calculated separate and apart from the Base Rent payable by Tenant for the Current Premises. During the Expansion Space Term, the Base Rent payable by Tenant for the 2013 Expansion Space shall be as set forth in the following schedule:

Months of Expansion Space Term	Annual Base Rent	Monthly Base Rent	Annual Rental Rate per Rentable Square Foot of the 2013 Expansion Space
Month 1 through the end of Month 12	$788,888.00	$65,740.67	$62.00
Month 13 through the end of Month 24	$801,612.00	$66,801.00	$63.00
Month 25 through the end of Month 36	$814,336.00	$67,861.33	$64.00
Month 37 through the end of Month 48	$827,060.00	$68,921.67	$65.00
Month 49 through the end of Month 60	$839,784.00	$69,982.00	$66.00
Month 61 through the Expiration Date	$852,508.00	$71,042.33	$67.00

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(b) Landlord hereby agrees that subsequent to the Expansion Space Delivery Date and prior to the expiration of the Design and Construction Period (the “Early Occupancy Period”), Tenant shall have the right to occupy the 2013 Expansion Premises for the conduct of Tenant’s business, provided that all of the terms and conditions of the Lease shall apply, other than Tenant’s obligation to pay (i) Monthly Base Rent or (ii) Tenant’s Percentage Share (Direct Expenses) or Tenant’s Percentage Share (Taxes), during the Early Occupancy Period. Tenant’s obligation to pay Monthly Base Rent, Tenant’s Percentage Share of Direct Expenses and Tenant’s Percentage Share of Taxes with respect to the 2013 Expansion Premises shall commence as provided in Section 3 above, regardless of whether Tenant has taken occupancy of the 2013 Expansion Space during the Early Occupancy Period. During the Early Occupancy Period, Tenant shall, in accordance with the terms of this Amendment, be responsible for any Additional Rent for any above-Building standard services (e.g., after-hours HVAC) payable during such early occupancy.

5. Operating Expenses and Tax Expenses.

(a) Tenant’s Percentage Share (Direct Expenses) is 8.4271% for the Current Premises and shall, as of the Expansion Space Commencement Date, be increased by 1.2512% with respect to the 2013 Expansion Space to an aggregate of 9.6783%. Tenant’s Percentage Share (Taxes) is 8.3045% for the Current Premises and shall, as of the Expansion Space Commencement Date, be increased by 1.2330% with respect to the 2013 Expansion Space to an aggregate of 9.5375%.

(b) The Base Year used to calculate increases in Tenant’s Percentage Share (Direct Expenses) and Tenant’s Percentage Share (Taxes) with respect to the 2013 Expansion Space only shall be the 2014 calendar year. The Base Year used to calculate Tenant’s Percentage Share (Direct Expenses) and Tenant’s Percentage Share (Taxes) with respect to (i) the 2012 Expansion Premises shall remain the 2013 calendar year and (ii) the Original Premises shall remain the 2012 calendar year. Tenant shall pay Tenant’s Percentage Share (Direct Expanses) and Tenant’s Percentage Share (Taxes) with respect to the Current Premises and the Expansion Space in accordance with Lease Articles 5 and 6, respectively.

6. Condition of 2013 Expansion Space. Tenant agrees to accept the 2013 Expansion Space in its then current “AS IS” condition as of the Expansion Space Delivery Date without any obligation on Landlord’s part to construct or pay for any tenant improvements or refurbishment work in the 2013 Expansion Space (except as provided in Exhibit “B” attached hereto). Tenant shall

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commence promptly on and after the Expansion Space Delivery Date (pursuant to Section 3) to construct the Tenant Improvements (as defined in Exhibit “B” attached hereto and made a part hereof) to the 2013 Expansion Space in accordance with the terms of the Workletter attached hereto and made a part of hereof as Exhibit “B.”

7. Security Deposit; First Month’s Rent.

(a) Concurrently with the execution of this Amendment, Tenant shall, as security for the payment and performance of Tenant’s obligations under this Amendment and the Lease, deliver to Landlord an irrevocable standby letter of credit (the “Letter of Credit”), the form of which is attached hereto as Exhibit “C,” issued by Bank of America, N.A. (or such other financial institution acceptable to Landlord) with an initial stated amount of $1,056,092.00 (the “Stated Amount”). Nothing in this Section 7(a) shall modify Tenant’s obligations with respect to letter of credit number 3118769, as amended.

Provided that, as of the applicable “Reduction Date” set forth below, Tenant (i) has not previously committed an Event of Default which is not then continuing and (iii) is not then in a voluntary or involuntary bankruptcy proceeding and has not made an assignment for the benefit of creditors, and provided further that, on or prior to the applicable Reduction Date, Tenant tenders to Landlord a replacement Letter of Credit or an amendment to the existing Letter of Credit, conforming in all respects to the requirements of this Section, setting forth the applicable Stated Amount as of such Reduction Date, the Stated Amount shall be reduced in accordance with the following schedule:

Reduction Date	Stated Amount
First day of the 25th month following the Expansion Space Commencement Date	$846,146.00
First day of the 37th month following the Expansion Space Commencement Date	$636,200.00
First day of the 49th month following the Expansion Space Commencement Date	$426,254.00

No further reductions to the Stated Amount are otherwise scheduled after the 49th month of the Expansion Term. In the event the Stated Amount is reduced pursuant to the foregoing, and provided that Tenant timely tenders the replacement or amended Letter of Credit to Landlord in the form required herein, Landlord shall exchange the Letter of Credit then held by Landlord for the replacement or amended Letter of Credit tendered by Tenant. Landlord shall reasonably cooperate with Tenant in memorializing the above-scheduled reductions in the Stated Amount.

Landlord may, in its sole discretion, require that the Letter of Credit be confirmed by a financial institution satisfactory to Landlord. If, at any time, an Event of Default occurs, Landlord shall have the right to draw down on the Letter of Credit, or so much thereof as necessary, in payment of Rent, in reimbursement of any expense incurred by Landlord in accordance with this Amendment and the Lease, and in payment of any damages incurred by Landlord by reason of such Event of Default for which Tenant is responsible in accordance with

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the terms of this Amendment and the Lease. In such event, Tenant shall within two (2) business day following written request therefor from Landlord remit to Landlord a sufficient amount in cash to restore the Letter of Credit to the original amount or, at Landlord’s election, cause the Stated Amount to be fully reinstated to its amount immediately prior to such Event of Default. If the entire Letter of Credit has not been utilized, the remaining amount of the Letter of Credit will be delivered to Tenant or to whoever is then the holder of Tenant’s interest in the Lease, without interest, within sixty (60) days after full performance of this Amendment by Tenant. Tenant shall not be entitled to any interest on the Letter of Credit. Tenant hereby waives the provisions of California Civil Code Section 1950.7, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy any Events of Default with respect to the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant which led to the Event of Default. Upon the occurrence of an Event of Default, in addition to Landlord’s right to draw on the Letter of Credit in whole or in part, Tenant shall, at Landlord’s option, replace the Letter of Credit with a cash deposit equal to then outstanding Stated Amount (and the Letter of Credit shall be returned to Tenant upon such payment and the expiration of any applicable preference period). Any cash remaining in Landlord’s possession after a partial or full draw on the Letter of Credit shall be retained as an additional security deposit and the terms of this Article shall apply with respect thereto, mutatis mutandis.

(b) Concurrently with the execution of this Amendment, Tenant shall pay to Landlord the first full installment of Monthly Base Rent attributable to the 2013 Expansion Space. On or before the Expansion Space Commencement Date, Tenant shall pay to Landlord the Monthly Base Rent for any Partial Month.

8. Right of First Offer. Schedule 1 to Exhibit “G” to the Original Lease is hereby deleted and replaced with Schedule 1 attached hereto and made a part hereof.

9. Amendment Brokers. Each of Landlord and Tenant hereby represents and warrants to the other that it has not had any dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Cushman & Wakefield of California, Inc. for Landlord and Colliers International CA, Inc. for Tenant (collectively, the “Amendment Brokers”). Each party agrees to indemnify and defend the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation claimed by any broker or agent other than the Amendment Brokers. Landlord agrees to compensate the Amendment Brokers in accordance with a separate agreement.

10. No Event of Default. In the event an Event of Default shall occur under the Lease or this Amendment prior to the Expansion Space Commencement Date, this Amendment shall automatically terminate and be of no further force and effect.

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11. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[signatures on following page]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their duly authorized representatives as of the date first above written.

“LANDLORD”:	KNICKERBOCKER PROPERTIES, INC. XXXIII, a Delaware corporation

	By:	/s/ Karen M. Wilbrecht
Karen M. Wilbrecht
Its: Executive Director

“TENANT”:	MEDIVATION, INC., a Delaware corporation

	By:	/s/ Patrick Machado
		Name:	Patrick Machado
		Title:	CFO & CBO

By:
Name:
Title:

Schedule “1”

(to Original Lease Exhibit G)

The following Tenant is occupying a portion of 37th floor:

ClearSlide, Inc. (Suite 3750) – lease scheduled to expire February 28, 2015

Schedule 1

1

EXHIBIT “A”

THE 2013 EXPANSION SPACE

EXHIBIT A

1

EXHIBIT “B”

WORKLETTER AGREEMENT

This Workletter Agreement (the “Workletter”) is executed simultaneously with, is dated as of, and is an exhibit to, that certain Fourth Amendment to Lease (the “Amendment”), between KNICKERBOCKER PROPERTIES, INC. XXXIII, a Delaware corporation (“Landlord”), and MEDIVATION, INC., a Delaware corporation (“Tenant”), pursuant to which Tenant is leasing that certain 2013 Expansion Space, more particularly described in the Amendment, at 525 Market Street, San Francisco, California (the “Building”). Capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Amendment. In consideration of the parties entering into the Amendment and of the mutual promises and covenants hereinafter contained, Landlord and Tenant hereby agree as follows:

1. Proposed and Final Plans.

(a) Tenant shall cause to be prepared and delivered to Landlord, for Landlord’s approval, the following proposed preliminary space plan (“Proposed Plans”) for all improvements Tenant desires to complete or have completed in the 2013 Expansion Space (the “Tenant Improvements”) which shall include the design standards set forth on Schedule “B-1” and Landlord expressly consents to the installation of card readers within the stairwells between the leased floors as part of the Tenant Improvements (provided that Tenant shall, at Landlord’s request, remove any such readers and repair any damage caused thereby upon the expiration or earlier termination of the Lease with respect to such floors):

(i) Architectural drawings (consisting of floor construction plan, ceiling lighting and layout, power, and telephone plan).

(ii) Mechanical drawings (consisting of HVAC, electrical (including any UPS equipment), telephone, and plumbing). Tenant acknowledges that part of the Tenant Improvements shall include (but shall not be limited to) the replacement of the existing Tuttle & Bailey terminal air boxes located in the 2013 Expansion Space with Building-standard Titus VAV boxes, and that all such Titus VAV boxes shall comply with the Building’s Replacement VAV Box Design Criteria (August 26, 2011).

(iii) Finish schedule (consisting of wall finishes and floor finishes and miscellaneous details, including all window treatments which shall be Building-standard “Mecho” shades throughout the 2013 Expansion Space).

(b) All architectural drawings shall be prepared at Tenant’s sole cost and expense (subject to Section 3, below) by a licensed architect designated by Tenant and approved by Landlord, whom Tenant shall employ. Tenant shall deliver one set of reproducible architectural drawings to Landlord. All mechanical drawings (to the extent required by the nature and extent of the Tenant Improvements) shall be prepared at Tenant’s sole cost and expense (subject to Section 3, below) by a licensed engineer selected by Tenant and approved by Landlord (which approval may be withheld or conditioned in Landlord’s sole and absolute discretion), whom Tenant shall employ. Tenant shall reimburse Landlord for all reasonable out-of-pocket costs incurred by Landlord in reviewing the Proposed Plans and Final Plans. All costs and charges by Landlord’s consultants shall be deducted from the Tenant Improvements Allowance (or charged to Tenant) without mark-up on an “open book” basis (which shall not exceed Twenty Thousand Dollars ($20,000.00)).

EXHIBIT B

(c) Within ten (10) business days after Landlord’s receipt of the architectural drawings, Landlord shall advise Tenant of any changes or additional information required to obtain Landlord’s approval.

(d) Within ten (10) business days after receipt of mechanical drawings, if any, Landlord shall advise Tenant of any changes reasonably required to obtain Landlord’s approval.

(e) If Landlord disapproves of or requests additional information regarding the Proposed Plans, Tenant shall, within fifteen (15) days thereafter, revise the Proposed Plans disapproved by Landlord and resubmit such plans to Landlord or otherwise provide such additional information to Landlord. Landlord shall, within ten (10) business days after receipt of Tenant’s revised plans, advise Tenant of any additional changes which may be required to obtain Landlord’s approval. If Landlord reasonably disapproves the revised plans specifying the reason therefor, or requests further additional information, Tenant shall, within ten (10) days of receipt of Landlord’s required changes, revise such plans and resubmit them to Landlord or deliver to Landlord such further information as Landlord has requested. Landlord shall, again within ten (10) business days after receipt of Tenant’s revised plans, advise Tenant of further changes, if any, reasonably required for Landlord’s approval. This process shall continue until Landlord has approved Tenant’s revised Proposed Plans. After the Proposed Plans are finally approved by Landlord, Tenant shall submit to Landlord construction drawings prepared by Tenant’s architect (or prepared by a subcontractor with respect to the fire sprinkler drawings and specifications) (“Final Plans”) which shall contain all (to the extent appropriate) plans to be bid and built from and shall include all fully engineered mechanical, electrical, HVAC, plumbing, and fire life/safety drawings, all based upon the Proposed Plans, and shall be compatible with the design, construction and equipment of the Building, comply with all Laws, be capable of logical measurement and construction, contain all such information as may be required for the construction of the Tenant Improvements.

Landlord shall approve the Final Plans, or such portion as has from time to time been submitted, within fifteen (15) business days after receipt of same or designate by notice given within such time period to Tenant the specific changes reasonably required to be made to the proposed Final Drawings in order to correct any Design Problem and shall return the proposed Final Drawings to Tenant. Tenant shall make the minimum changes necessary in order to correct any such Design Problem and shall return the proposed Final Drawings to Landlord, which Landlord shall approve or disapprove within fifteen (15) business days after Landlord receives the revised proposed Final Drawings. This procedure shall be repeated until all of the proposed Final Drawings are finally approved by Landlord and written approval has been delivered to and received by Tenant. Landlord agrees not to withhold its approval unreasonably. Tenant shall have no obligation to remove any portion of the Tenant Improvements at the end of the Term unless Landlord notifies Tenant, in a writing concurrently incorporated into Landlord’s approval of the proposed Final Plans, that such removal will be required. As used herein, “Design Problem” shall mean the Final Plans are deemed by Landlord in its good faith judgment to likely (i) have an adverse effect on the structural integrity of the Building; (ii) cause

EXHIBIT B

possible damage to any of the Building systems (such as HVAC, fire life safety, plumbing, electrical, data/communication, mechanical, or security systems); (iii) be in non-compliance with applicable codes; or (iv) have an adverse effect on the exterior appearance of the Building.

(f) All Proposed Plans and Final Plans shall comply with all applicable statutes, ordinances, regulations, laws, and codes and with the requirements of Landlord’s fire insurance underwriters. Neither review nor approval by Landlord of the Proposed Plans and resulting Final Plans shall constitute a representation or warranty by Landlord that such plans either (i) are complete or suitable for their intended purpose, or (ii) comply with applicable laws, ordinances, codes, regulations, or any insurance requirements, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability or compliance. Tenant shall not make any changes in the approved Final Plans without Landlord’s prior written approval, which shall not be unreasonably withheld or delayed; provided that Landlord may, in the exercise of its sole and absolute discretion, disapprove any proposed changes adversely affecting the Building’s structure, any asbestos-containing materials, systems, equipment or the appearance or value of the Building.

(g) [Intentionally Deleted]

(h) Within thirty (30) days after written request from Tenant, Landlord shall reimburse Tenant in an amount equal to $1,908.60, for Tenant’s architect to complete a preliminary space plan for the Premises, provided that Landlord has been provided with a CAD version of Tenant’s test fit plans, which amount shall not be deducted from the Tenant Allowance.

(i) [Intentionally Deleted]

(j) The term “Landlord Delay” as used in this Workletter shall mean: (1) delay in the giving of authorizations or approvals by Landlord beyond the periods set forth in this Workletter; (2) delay attributable to the interference of Landlord, its agents or contractors with the completion of the Tenant Improvements; and (3) delay by Landlord in administering and paying when due the Tenant Allowance. In no event shall Tenant’s remedies or entitlements for the occurrence of a Landlord Delay be abated, deferred, diminished or rendered inoperative because of a prior, concurrent, or subsequent delay resulting from any action or inaction of Tenant. No Landlord Delay shall be deemed to have occurred unless and until Tenant has given written notice to Landlord specifying the action or inaction which Tenant contends constitutes a Landlord Delay. If such action or inaction is not cured within one (1) business day after Landlord’s receipt of such notice, then a Landlord Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date Landlord received such notice and continuing for the number of days the substantial completion of the Tenant Improvements was in fact delayed as a direct result of such action or inaction.

EXHIBIT B

2. Performance of the Tenant Improvements.

(a) Filing of Final Plans, Permits. Tenant, at its sole cost and expense, shall file the Final Plans with the governmental agencies having jurisdiction over the Tenant Improvements. Tenant shall furnish Landlord with copies of all documents submitted to all such governmental agencies and with the authorizations to commence work and the permits for the Tenant Improvements issued by such governmental agencies. Tenant shall not commence the Tenant Improvements until the required governmental authorizations for such work are obtained and delivered to Landlord.

(b) Landlord Approval of Contractors. No later than fifteen (15) days following Landlord’s approval of the Final Plans, Tenant shall enter into a contract for construction of the Tenant Improvements with a general contractor acceptable to Landlord (the “General Contractor”). The General Contractor and Tenant’s construction contract with the General Contractor shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. In the event Landlord requires any of Tenant’s Contractors to obtain payment or performance bonds in connection with the installation of the Tenant Improvements, the cost of such bonds shall be the responsibility of Landlord and shall not be deducted from the Tenant Allowance. The General Contractor shall be responsible for all required construction, management and supervision, including bidding by subcontractors for the various components of the work of the Tenant Improvements. In addition, Tenant shall only utilize for purposes of mechanical, electrical, structural, sprinkler, fire and life safety and asbestos related activities those contractors as specifically designated by Landlord (collectively, the “Essential Subs”). Tenant shall submit to Landlord not less than ten (10) days prior to commencement of construction the following information and items:

(i) The names and addresses of the other subcontractors, and sub-subcontractors (collectively, together with the General Contractor and Essential Subs, the “Tenant’s Contractors”) Tenant intends to employ in the construction of the Tenant Improvements. Landlord shall have the right to approve or disapprove Tenant’s Contractors, and Tenant shall employ, as Tenant’s Contractors, only those persons or entities approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed (and failure to respond within ten (10) business days following delivery of a request for approval shall be deemed disapproval). All contractors and subcontractors engaged by or on behalf of Tenant for the 2013 Expansion Space shall be licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord’s contractors and subcontractors and with other contractors and subcontractors on the job site. All work shall be coordinated with any general construction work in the Building. Tenant agrees to give the contractor employed by Landlord in the Building an equal opportunity to submit a bid for the Tenant Improvements, but Tenant shall not be obligated to hire such contractor.

(ii) The scheduled commencement date of construction, the estimated date of completion of construction work, fixturing work, and estimated date of occupancy of the 2013 Expansion Space by Tenant.

(iii) Itemized statement of estimated construction cost, including permits and fees, architectural, engineering, and contracting fees.

(iv) Certified copies of insurance policies or certificates of insurance as hereinafter described. Tenant shall not permit Tenant’s Contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord.

EXHIBIT B

(c) Access to 2013 Expansion Space. Tenant, its employees, designers, contractors and workmen shall have access to and primary use of the 2013 Expansion Space to construct the Tenant Improvements, provided that Tenant and its employees, agents, contractors, and suppliers only access the 2013 Expansion Space via the Building freight elevator work in harmony and do not interfere with the performance of other work in the Building by Landlord, Landlord’s contractors, other tenants or occupants of the Building (whether or not the terms of their respective leases have commenced) or their contractors. If at any time such entry shall cause, or in Landlord’s reasonable judgment threaten to cause, such disharmony or interference, Landlord may terminate such permission upon twenty-four (24) hours’ written notice to Tenant, and thereupon, Tenant or its employees, agents, contractors, and suppliers causing such disharmony or interference shall immediately withdraw from the 2013 Expansion Space and the Building until Landlord determines such disturbance no longer exists.

(d) Landlord’s Right to Perform. Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement by Tenant, any of the Tenant Improvements which (i) Landlord reasonably deems necessary to be done on an emergency basis, (ii) pertains to structural components or the general Building systems, (iii) pertains to the erection of temporary safety barricades or signs during construction, (iv) affects any asbestos-containing materials. Except in case of emergency, Landlord shall give prior reasonable written notice to Tenant of its intention to perform such work.

(e) Warranties. On completion of the Tenant Improvements, Tenant shall provide Landlord with copies of all warranties of at least one (1) year duration on all the Tenant Improvements. At Landlord’s request, Tenant shall enforce, at Tenant’s expense, all guarantees and warranties made and/or furnished to Tenant with respect to the Tenant Improvements.

(f) Protection of Building. All work performed by Tenant shall be performed with a minimum of interference with other tenants and occupants of the Building and shall conform to the Building Rules and Regulations attached as Exhibit “B,” to the Original Lease and those rules and regulations governing construction in the Building as Landlord or Landlord’s Agent may impose. Tenant will take all reasonable and customary precautionary steps to protect its facilities and the facilities of others affected by the Tenant Improvements and to properly police same and Landlord shall have no responsibility for any loss by theft or otherwise. Construction equipment and materials are to be located in confined areas and delivery and loading of equipment and materials shall be done at such reasonable locations and at such time as Landlord shall direct so as not to burden the operation of the Building. Landlord shall advise Tenant in advance of any special delivery and loading dock requirements. Tenant shall at all times keep the 2013 Expansion Space and adjacent areas free from accumulations of waste materials or rubbish caused by its suppliers, contractors or workmen. Landlord may require daily clean-up if required for fire prevention and life safety reasons or applicable laws and reserves the right to do clean-up at the expense of Tenant if Tenant fails to comply with Landlord’s cleanup requirements. At the completion of the Tenant Improvements, Tenant’s Contractors shall forthwith remove all rubbish and all tools, equipment and surplus materials from and about the 2013 Expansion Space and Building. Any damage caused by Tenant’s Contractors to any portion of the Building or to any property of Landlord or other tenants shall be repaired forthwith after written notice from Landlord to its condition prior to such damage by Tenant at Tenant’s expense.

EXHIBIT B

(g) Compliance by all Tenant Contractors. Tenant shall impose and enforce all terms hereof on Tenant’s Contractors and its designers, architects and engineers. Landlord shall have the right to order Tenant or any of Tenant’s Contractors, designers, architects or engineers who willfully violate the provisions of this Workletter to cease work and remove himself or itself and his or its equipment and employees from the Building.

(h) Accidents, Notice to Landlord. Tenant’s Contractors shall assume responsibility for the prevention of accidents to its agents and employees and shall take all reasonable safety precautions with respect to the work to be performed and shall comply with all reasonable safety measures initiated by the Landlord and with all applicable laws, ordinances, rules, regulations and orders of any public authority for the safety of persons or property. Tenant shall advise the Tenant’s Contractors to report to Landlord any injury to any of its agents or employees and shall furnish Landlord a copy of the accident report filed with its insurance carrier within three (3) days of its occurrence.

(i) Required Insurance. Tenant shall cause Tenant’s Contractors to secure, pay for, and maintain during the performance of the construction of the Tenant Improvements, insurance in the following minimum coverages and limits of liability:

(i) Workmen’s Compensation and Employer’s Liability Insurance as required by law.

(ii) Commercial General Liability Insurance (including Owner’s and Contractors’ Protective Liability) in an amount not less than Two Million Dollars ($2,000,000) per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of Two Million Dollars ($2,000,000), and with umbrella coverage with limits not less than Ten Million Dollars ($10,000,000). Such insurance shall provide for explosion and collapse, completed operations coverage with a two-year extension after completion of the work, and broad form blanket contractual liability coverage and shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant’s Contractors, or by anyone directly or indirectly employed by any of them.

(iii) Comprehensive Automobile Liability Insurance, including the ownership, maintenance, and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than Five Hundred Thousand Dollars ($500,000) for each person in one accident, and One Million Dollars ($1,000,000) for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than One Million Dollars ($1,000,000) for each accident. Such insurance shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant’s Contractors, or by anyone directly or indirectly employed by any of them.

EXHIBIT B

(iv) “All-risk” builder’s risk insurance upon the entire Tenant Improvements to the full insurance value thereof. Such insurance shall include the interest of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Tenant Improvements and shall insure against the perils of fire and extended coverage and shall include “all-risk” builder’s risk insurance for physical loss or damage including, without duplication of coverage, theft, vandalism, and malicious mischief. If portions of the Tenant Improvements are stored off the site of the Building or in transit to such site are not covered under such “all-risk” builder’s risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of the Tenant Improvements. Any loss insured under such “all-risk” builder’s risk insurance is to be adjusted with Landlord and Tenant and made payable to Landlord as trustee for the insureds, as their interest may appear, subject to the agreement reached by such parties in interest, or in the absence of any such agreement, then in accordance with a final, nonappealable order of a court of competent jurisdiction. If after such loss no other special agreement is made, the decision to replace or not replace any such damaged Tenant Improvements shall be made in accordance with the terms and provisions of the Amendment including, without limitation, this Workletter. The waiver of subrogation provisions contained in Article 15 of the Original Lease shall apply to the “all-risk” builder’s risk insurance policy to be obtained by Tenant pursuant to this paragraph.

All policies (except the workmen’s compensation policy) shall be endorsed to include as additional named insureds Landlord and its officers, employees, and agents, Landlord’s contractors, Landlord’s architect, and such additional persons as Landlord may designate. Such endorsements shall also provide that all additional insured parties shall be given thirty (30) days’ prior written notice of any reduction, cancellation, or nonrenewal of coverage by certified mail, return receipt requested (except that ten (10) days’ notice shall be sufficient in the case of cancellation for nonpayment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by such additional insured parties. Landlord shall furnish a list of names and addresses of parties to be named as additional insureds. The insurance policies required hereunder shall be considered as the primary insurance and shall not call into contribution any insurance then maintained by Landlord. Additionally, where applicable, such policy shall contain a cross-liability and severability or interest clause.

To the fullest extent permitted by law, Tenant (and Tenant’s Contractors) and Landlord (and its contractors) shall indemnify and hold harmless the other party, its officers, agents and employees, from and against all claims, damages, liabilities, losses and expenses of whatever nature, including but not limited to reasonable attorneys’ fees, the cost of any repairs to the 2013 Expansion Space or Building necessitated by activities of the indemnifying party’s contractors, bodily injury to persons or damage to property of the indemnified party, its employees, agents, invitees, licensees, or others, arising out of or resulting from the performance of work by the indemnifying party or its contractors. The foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge or substitution of the same, and shall not be limited in any way by any limitations on the amount or type of damages, compensation or benefits payable by or for Tenant’s Contractors under Workers’ or Workmen’s Compensation Acts, Disability Benefit Acts or other Employee Benefit Acts.

EXHIBIT B

(j) Quality of Work. The Tenant Improvements shall be constructed in a first-class workmanlike manner using only good grades of material and in compliance with the Final Plans, all insurance requirements, applicable laws and ordinances and rules and regulations of governmental departments or agencies and the rules and regulations adopted by Landlord for the Building.

(k) “As-Built” Plans. Upon completion of the Tenant Improvements, Tenant shall furnish Landlord with “as built” plans for the 2013 Expansion Space, final waivers of lien for the Tenant Improvements, a detailed breakdown of the costs of the Tenant Improvements (which may be in the form of an owner’s affidavit) and evidence of payment reasonably satisfactory to Landlord, and an occupancy permit, certificate of occupancy, or other evidence of the legal right to occupy the 2013 Expansion Space issued by the City of San Francisco for comparable projects in the Building for the 2013 Expansion Space. In addition, upon completion of the Tenant Improvements, Tenant will provide the Building’s architect a CAD file with the construction floor plan showing partitions, doors, door swings and sidelights and such other information as the Building’s architect may require to allow the Building’s architect to update and maintain the “Space Utilization Data Base.” Tenant shall pay the Building’s architect’s fee for this service.

(l) Mechanics’ Liens. Tenant shall not permit any of the Tenant’s Contractors to place any lien upon the Building, and if any such lien is placed upon the Building, Tenant shall within ten (10) days of notice thereof, cause such lien to be discharged of record, by bonding or otherwise. If Tenant shall fail to cause any such lien to be discharged, Landlord shall have the right to have such lien discharged and Landlord’s expense in so doing, including bond premiums, reasonable legal fees and filing fees, shall be immediately due and payable by Tenant.

3. Payment of Costs of the Tenant Improvements.

(a) Subject to the provisions of Paragraph 3(b) below, the Tenant Improvements (including the cost of acquiring and installing the Building Standard window blinds to the extent not in place) shall be installed by Tenant at Tenant’s sole cost and expense. The cost of the Tenant Improvements shall include, and Tenant agrees to pay Landlord for, the following costs, to the extent such costs are triggered by or are attributable to the scope of the work entailed in the Tenant Improvements (“Landlord’s Costs”): (i) the cost of any work performed by Landlord on behalf of Tenant and for any materials and labor furnished on Tenant’s behalf (it being understood that Tenant and Tenant’s Contractor are solely responsible for the installation of the Tenant Improvements), (ii) all permit, design and engineering fees, all HVAC and sprinkler reconfiguration costs, and all life safety costs, (iii) the cost of any services provided to Tenant or Tenant’s Contractors including but not limited to the cost for rubbish removal, hoisting, and utilities to the extent not included in general conditions charges by the general contractor, and (iv) the Supervision Fee plus Landlord’s actual out-of-pocket expenses for review of Tenant’s Proposed Plans and Final Plans (subject to Section 1(b), above). Landlord may render bills to Tenant monthly for Landlord’s Costs (provided that the Supervision Fee shall be billed based on the cost of the Tenant Improvements performed during the period in question). All bills shall be due and payable no later than the thirtieth (30th) day after delivery of such bills to Tenant, and Landlord may apply the Tenant Allowance against such Landlord’s Costs. Except as provided in Section 3(b) below, the Tenant Allowance may not be applied against any costs associated with data cabling, telecommunication equipment installation, Tenant’s signage, or rent. The “Supervision Fee” shall be an amount equal to three percent (3%) of the total cost of installation and construction of the Tenant Improvements.

EXHIBIT B

(b) Landlord shall provide Tenant with an allowance of up to Three Hundred Eighty-One Thousand Seven Hundred Twenty and No/100 Dollars ($381,720.00) (“Tenant Allowance”) to be used toward payment of the costs incurred by Tenant for hard construction costs, permits, design and engineering fees, upgrades to the shell and core, Building mechanical, plumbing, HVAC, electrical, structural, and fire life safety systems, and Landlord’s Costs in connection with the Tenant Improvements. Tenant may apply up to Sixty-Three Thousand Six Hundred Twenty and No/100 Dollars ($63,620.00) of the Tenant Allowance for Tenant’s actual expenses for relocation/moving expenses, and data equipment and cabling installation in the 2013 Expansion Space. If Landlord reasonably anticipates that the Tenant Improvement costs may exceed the Tenant Allowance (such excess shall be referred to herein as the “Over Allowance Amount”), and there is an Over-Allowance Amount required to be paid by Tenant pursuant to this Section for such disbursement, Landlord shall only be required to make a disbursement equal to Landlord’s pro rata share thereof and simultaneously with each disbursement, Tenant will pay its pro rata share thereof. For purposes hereof, Landlord’s pro rata share for each such disbursement amount shall equal the percentage resulting from dividing the Tenant Allowance by the total cost of the Tenant Improvement costs (as may be revised from time to time), and Tenant’s pro rata share for each such disbursement amount shall equal the Over-Allowance Amount divided by such total cost of the Tenant Improvement costs. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s draw request. If Landlord reasonably estimates that there will be an Over Allowance Amount payable by Tenant, then Tenant shall pay Tenant’s pro rata share (as described above) of the Over-Allowance Amount directly to the Contractor during the construction of the Tenant Improvements as a condition precedent to Landlord’s obligation to disburse Landlord’s pro rata share of the Tenant Allowance. The Tenant Improvements must be completed, and Tenant must have submitted its request for reimbursement in accordance with the terms of this Paragraph 3, no later than July 1, 2014. If the cost of all items of the Tenant Improvements is less than the Tenant Allowance or if Tenant has not submitted its request for reimbursement for the entire Tenant Allowance in accordance with this Workletter by the foregoing deadline, Tenant shall not be entitled to any payment or credit for such excess or unused amount. Funds may be drawn against the Tenant Allowance at any time and from time to time prior to July 1, 2014, subject to the following:

(i) Tenant may not make more than one draw in any calendar month;

(ii) With each draw request, Tenant shall submit to Landlord the following documents:

(A) A true and correct copy of the application for payment by Tenant’s Contractors for the Tenant Improvements completed to date, including sworn statements evidencing the cost of the Tenant Improvements performed to date (or in the case of subcontractors and materialmen, sworn statements for the last preceding draw request) together with copies on all receipted bills and invoices;

EXHIBIT B

(B) Conditional or final lien waivers with respect to the Tenant Improvements performed to date from Tenant’s Contractors and any materialmen (or in the case of subcontractors and materialmen and except for the final disbursement of the Tenant Allowance, unconditional lien waivers for the last preceding draw request);

(C) Tenant’s certification to Landlord that the amounts set forth in all contractor’s sworn statements are owed to Tenant’s Contractors for the Tenant Improvements performed to date;

(D) The total cost of the Tenant Improvements based on the Final Plans, as such cost may change from time to time;

(E) With the final draw request, Tenant shall submit to Landlord a certificate from Tenant’s Architect stating that the Tenant Improvements has been completed in accordance with the Final Plans and applicable zoning, building, environmental and other laws and Unconditional Waiver and Release Upon Progress Payment from the General Contractor and each of Tenant’s Contractors who have not theretofore delivered such unconditional waiver and release.

(iii) Landlord will disburse the portion of the Tenant Allowance allocable to each draw request to Tenant or at Tenant’s request or at Landlord’s option directly to Tenant’s Contractors within thirty (30) days after Tenant has submitted the required information for such draw and has otherwise complied with the requirements hereof.

(c) Tenant shall pay for the Tenant Improvements and shall not permit the 2013 Expansion Space, Original Premises or Building or underlying property to become subject to any lien on account of labor, material, or services furnished to Tenant.

(d) In the event Landlord wrongfully fails to disburse any amount of the Tenant Allowance as required hereunder after Tenant has submitted all documents required hereunder with respect to such disbursement request and such failure continues for sixty (60) days after notice delivered to Landlord strictly in accordance with the Amendment, Tenant shall have the right to (i) disburse such unpaid amounts to the General Contractor and (ii) offset such amounts against Base Rent next due and owing (up to an amount not to exceed 20% of the then scheduled Base Rent amount in any month).

4. Miscellaneous.

(a) Tenant agrees that, in connection with the Tenant Improvements and its use of the 2013 Expansion Space prior to the 2013 Expansion Space Commencement Date, Tenant shall have those duties and obligations with respect thereto that it has pursuant to the Lease during the Term, except the obligation for payment of rent, and further agrees that Landlord shall not be liable in any way for injury, loss, or damage which may occur to any of the Tenant Improvements or installations made in the 2013 Expansion Space, or to any personal property placed therein, the same being at Tenant’s sole risk, except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord Parties.

EXHIBIT B

(b) Except as expressly set forth in the Amendment or the Lease, Landlord has no other agreement with Tenant and Landlord has no other obligation to do any other work or pay any amounts with respect to the 2013 Expansion Space. Any other work in the 2013 Expansion Space which may be permitted by Landlord pursuant to the terms and conditions of the Amendment shall be done at Tenant’s sole cost and expense and in accordance with the terms and conditions of the Lease.

(c) This Workletter shall not be deemed applicable to any additional space added to the Original Premises at any time or from time to time, whether by any options under the Amendment or otherwise, or to any portion of the Original Premises or any additions thereto in the event of a renewal or extension of the initial term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

(d) The failure by Tenant to pay any monies due to Landlord pursuant to this Workletter within five (5) business days (or such longer period as expressly set forth herein) after notice from Landlord to Tenant shall be deemed an Event of Default under the terms of the Lease for which Landlord shall be entitled to exercise all remedies available to Landlord for nonpayment of Rent. All late payments shall bear interest pursuant to Section 18.04 of the Lease.

(e) Neither Landlord’s Agent nor the partners compromising Landlord or Landlord’s Agent, nor the shareholders (nor any of the partners comprising same), directors, officers, or shareholders of any of the foregoing (collectively, the “Parties”) shall be liable for the performance of Landlord’s obligations under this Workletter. Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder and shall not seek any damages against any of the Parties. The liability of Landlord for Landlord’s obligations under this Workletter shall not exceed and shall be limited to Landlord’s interest in the Building and Tenant shall not look to the property or assets of any of the Parties in seeking either to enforce Landlord’s obligations under this Workletter or to satisfy a judgment for Landlord’s failure to perform such obligations. Upon a sale of the Building by Landlord, if the buyer has assumed Landlord’s duties, obligations and liabilities hereunder, Tenant shall look solely to the buyer to enforce Tenant’s rights under this Workletter arising after the date of such sale.

EXHIBIT B

(f) Tenant shall be solely responsible to determine at the site all dimensions of the 2013 Expansion Space and the Building which affect any work to be performed by Tenant hereunder.

LANDLORD:	KNICKERBOCKER PROPERTIES, INC. XXXIII, a Delaware corporation

	By:	/s/ Karen M. Wilbrecht
Karen M. Wilbrecht
Its: Executive Director

TENANT:	MEDIVATION, INC., a Delaware corporation

	By:	/s/ Patrick Machado
	Its:	CFO & CBO
Patrick Machado

By:
Its:

EXHIBIT B

SCHEDULE “B-1”

DESIGN STANDARDS

1. HVAC

a. Outside summer: 79 degrees FDB

b. Inside summer: 74 degrees + or - 2.5 degrees FDB (shades drawn)

c. Outside winter: 38 degrees FDB

d. Inside winter: 72 degrees FDB + or - 2.5 degrees FDB (shades drawn)

e. Population Density: One occupant per 150 usable square feet. The greater of 15 cfm outside air per occupant or 0.15 cfm outside air per usable square foot in accordance with Title 24 of the California Code of Regulations

2. Electrical

a. Subject to Title 24 of the California Code of Regulations, 1.5 watts per usable square foot connected load/lighting/power — 480/277 volts

b. Subject to Title 24 of the California Code of Regulations, 3.5 watts per usable square foot connected load/miscellaneous power — 120/208 volts

Total of 5 watts per usable square foot connected load

SCHEDULE B-1

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EXHIBIT “C”

FORM OF LETTER OF CREDIT

EXHIBIT C

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